Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

GCT Semiconductor, Inc.2290 N. First st. suite 201, San Jose, CA 95131 Tel. 408.434.6040 Fax.408.4346050

March 6, 2024

Edmond Cheng

[***]

RE: Employment offer; Employment Agreement

Dear Edmond:

On behalf of GCT Semiconductor, Inc. (“Company”), I am pleased to offer you full-time employment beginning March 18 2024 (“Start Date”), subject to the following terms and conditions.

1.Position

You will be employed by the Company with the position of Chief Financial Officer (“CFO”). In this position, you will report to the Chief Executive Officer (“CEO”) and you shall have such duties and responsibilities as are customary for a CFO and as may be assigned by the CEO or the Board of Directors of the Company.

While remote work is allowed, you will need to travel to the Company’s San Jose, California, headquarter offices, as is required to fulfill your duties and responsibilities and to manage your team. Also, your position will require travel from time-to-time elsewhere throughout the United States and internationally such as to our offices in Korea, Japan and China.

As an employee of the Company, you will be expected to comply with the Company’s personnel and other policies including, but not limited to, the Company’s policy prohibiting discrimination and unlawful harassment, insider trading, conflicts of interest and violation of applicable laws in the course of performing services to the Company. As an executive employee and officer of the Company you will be expected to administer and enforce these policies, with support from Human Resources and the Company’s legal counsel.

As a full-time employee, the Company requires that you devote your full business time, attention, skills and efforts to the duties and responsibilities of your position. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. It is understood that you will be assisting your former employer (Cenntro Electric Group, Ltd.) in their transition to a new CFO immediately following your departure. In this effort you will be engaged as a consultant for this purpose for approximately three (3) from your start date and this period will overlap with your initial fulltime employment at GCT. While we will accommodate this arrangement, you agree that you will perform your duties as a full-time CFO with GCT without interruption, and that your activities in such transition will not interfere with your obligations and duties with respect to GCT.

Mr. Edmond Cheng
March 7, 2024
Employment Agreement
Page 2 of 4

2.Cash Compensation

Salary. As a full-time employee in the regular exempt position of CFO, you will earn an annual salary of $285,000, less applicable deductions and withholdings, payable in accordance with the Company’s regular payroll schedule. Generally, your salary rate will be reviewed, and may be adjusted in the discretion of the Company, on an annual basis.

Bonuses. In this position, you also will be eligible to earn a bonus annually with a targeted incentive rate of 25% of your base salary, beginning with fiscal and calendar year 2024. Whether to grant a bonus, and in what amount, are determinations to be made in the discretion of the Board or the Compensation Committee based on a variety of factors including, but not limited to, achievement of objectives established for the Company and for your position, and your overall job performance. In order to receive any bonus award, you must be employed through the end of the calendar year and still be employed by the Company at the time it makes bonus payments, generally during the first quarter of the following calendar year. Also you will be paid a one time sign-on bonus of $25,000 no later that 30 days after the Start Date. This bonus will need to be reimbursed fully to the Company if, for any reason, your employment with the Company lasts less than one year from the Start Date.

3.Benefits

You shall be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its full-time regular employees, subject to the terms and conditions of such benefits and benefit plans, subject to any statutory requirements or limitations. These benefits include, but are not limited to, group health plans, life, disability and AD&D insurances, a 401k Retirement Savings Plan, and vacation/paid time off.

You will accrue four weeks (20 days) paid vacation per year beginning with calendar year 2024 (pro-rated for the initial year), but you may never have an accrued balance in excess of five weeks (25 days) of vacation. Once you reach that maximum balance, you will cease accruing vacation until you use some of your balance thereby bringing it below the maximum allowed.

You also will be eligible to participate in any other benefits and benefits plans that the Company makes available from time-to-time to its executive level employees. Detailed information about the benefits presently available will be provided to you upon request or after you accept this offer.

4.Equity

It will be recommended to the Board that you are granted 76 000 Restricted Stock Units (RSUs) of the Company’s common stock post SPAC transaction closing (the “RSUs”). The RSUs will be evidenced by a restricted stock unit issuance agreement and will be subject to the terms and conditions of that agreement and the Company’s equity incentive plan under which the RSUs are granted.

Such terms and conditions will include, but not be limited to a vesting schedule pursuant to which 25% of the Option shares will vest each year of service over a four (4) -year period of service measured from the vesting commencement date.

Mr. Edmond Cheng
March 7, 2024
Employment Agreement
Page 3 of 4

5.“At Will” Employment

Employment with the Company is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause This “at-will” nature of your employment shall remain unchanged during your tenure as an employee, and can only be changed by an express written agreement that is signed by you and by the Company’s Chief Executive Officer .

6.Conditions of Offer

This offer, and any employment pursuant to this offer, is conditioned upon the following:

●	Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment. Enclosed is the INS Form 1-9, Employment Eligibility Verification, the second page of which includes a description of acceptable documentary proof.
●	Your signed agreement to, and ongoing compliance with, the terms of the enclosed Proprietary Information & Inventions Assignment Agreement without modification (“PIIA”).
●	Your return of the enclosed copy of this letter, after being signed by you without modification, [l] no later than March 13 2024 after which time this offer will expire.
●	By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise that may be an impediment to your employment with, or your providing services to, the Company as its employee; (ii) you have not and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you are not relying on any representations, promises or agreements not expressly contained in this letter.

Entire Agreement

If you accept this offer, and the conditions of this offer are satisfied, this letter and the written agreements referenced in this letter (including, but not limited to, the PIIA) shall constitute the complete agreement between you and the Company with respect to the initial terms and conditions of your employment (“Employment Agreement”). Any representations, promises or agreements, whether written or oral, not contained in or contrary to those contained in this Employment Agreement that may have been made to you are expressly cancelled and replaced by this Employment

1 Any agreed-upon modification will be in writing in a revised offer letter.

Mr. Edmond Cheng
March 7, 2024
Employment Agreement
Page 4 of 4

Agreement. Except as otherwise specified in this Employment Agreement, the terms and conditions of your employment pursuant to this Employment Agreement may not be changed, except by a express writing signed by the Company’s Chief Executive Officer or Chairman of the Board. The Company’s successors and assigns shall be bound by this Employment Agreement.

We look forward to you accepting this offer and a mutually rewarding relationship. If you accept this offer, please date and sign below, on the enclosed copy of this letter and return a scanned copy to me via email, no later than March 13, 2024. Please retain the original of this letter for your records.

Sincerely,

John Schlaefer

President and Chief Executive Officer

Encls.: Copy of letter

Proprietary Information & Inventions Assignment Agreement

INS Form 1-9, Employment Eligibility Verification

I have read, I understand, and voluntarily accept the above offer:

Date:	3/8 ,2024	\s\ Edmond Cheng
Edmond Cheng